Exhibit 5.1

Porter Wright Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, Ohio 43215-6194 Direct: (614) 227-2000 Fax: 614-227-2100 Toll free: 800-533-2794	April 24, 2013 Navidea Biopharmaceuticals, Inc. 425 Metro Place North Suite 300 Dublin, OH 43017-1367

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3 (Registration No. 333-173752) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 9, 2011, as supplemented by the final prospectus supplement dated April 23, 2013 (collectively, the “Prospectus”), filed with the Securities and Exchange Commission by Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 2,100,000 shares (the "Shares") of the Company’s common stock, $0.001 par value per share, we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement and Prospectus. We have reviewed the Company’s Amended and Restated Certificate of Incorporation, as corrected and amended, the Company’s Amended and Restated By-Laws, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares, the Prospectus, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that when the Shares covered by the Registration Statement shall have been issued and sold as described in the Registration Statement and Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We are opining herein only as to the effect of the federal laws of the United States, the Delaware General Corporation Law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

April 24, 2013

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the references to our firm therein.

 Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP